                                            Exhibit 10.1

May 13, 2025

Andrew K. Silvernail
6400 Poplar Avenue
Memphis, TN 38917

RE: Notice of Termination of Time Sharing Agreement

Dear Mr. Silvernail,

This letter serves as notice of termination pursuant to Section 2 of that certain Time Sharing Agreement entered into on May 1, 2024 between you and International Paper Company (the “Company”). This termination is effective as of June 14, 2025 (i.e., 30 days from date of this notice of termination).

The decision to terminate is due to the Company’s decision to dispose of its corporate aircraft and enter into lease agreements for fractional use of aircraft provided by a third-party service provider. You will continue to have access to aircraft services for business and personal use through a third-party service provider and will be provided with a new Time Sharing Agreement for acceptance on or before June 14, 2025. Consistent with your offer of employment, you remain required to reimburse the Company for the incremental cost to the Company of personal use above $150,000 per year. The value of such use up to $150,000 will continue to result in imputed taxable income to you and will not be grossed up for taxes.

We appreciate your cooperation and understanding in this matter. Should you have any questions or require further clarification, please do not hesitate to contact me.

Sincerely,

/s/ Joseph R. Saab
Joseph R. Saab
Senior Vice President, General Counsel and Corporate Secretary